                                                                      EXHIBIT 11

                   COMPUTATIONS OF EARNINGS PER COMMON SHARE

                                                 1997                             1998
                                     -----------------------------    -----------------------------
                                      NET                PER SHARE     NET                PER SHARE
                                     INCOME    SHARES     AMOUNT      INCOME    SHARES     AMOUNT
                                     ------    ------    ---------    ------    ------    ---------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                              (UNAUDITED)
Basic EPS
  Net Income Available to Common
     Shareholders..................   $390     14,527      $0.03       $299     15,283      $0.02
                                                           =====                            =====
Effect of Dilutive Securities
  Convertible Debt.................     --         --                    --         --
  Stock Option Plans...............     --      1,191                    --        747
                                      ----     ------                  ----     ------
Diluted EPS
  Net Income Available to Common
     Stockholders and Assumed
     Conversions...................   $390     15,718      $0.02       $299     16,030      $0.02
                                      ====     ======      =====       ====     ======      =====

NOTE: The Company's subordinated debt, which is exchangeable into 2.8 million shares of the Company's Class A Common Stock, was outstanding during the three months ended March 31, 1997 and 1998, but was not included in the computation of diluted earnings per share because the effect of which would have been anti-dilutive.

                                       15